PRICING SUPPLEMENT DATED JULY 6, 2000                    Rule 424(b)(2)
                                                         File No. 333-90073

                                SCANA CORPORATION
                                Medium-Term Notes
               Due from Nine Months to 30 Years From Date of Issue

Principal Amount:    $300,000,000    Original Issue Date:   July 13, 2000
                 -----------------                       ----------------------
Issue Price:              100%       Maturity Date:         July 15, 2002
            ----------------------                  ---------------------------
Net Proceeds to Company:   99.775%   x    Book Entry Note
                        ----------  -----
                                    ----- Certificated Note

     x   Agent.  Agent's Commission:     .225%
         Principal.

Redemption by Company (check one):

        No.  The Notes are not subject to redemption.

   x   Yes.  The Notes are subject to redemption as described below under
             "Optional Redemption by the Company".
             Initial Redemption Date:   January 15, 2001


Optional Repayment at Option of Holder (if applicable, check one):

            x    No.      The Notes are not subject to repayment.

                 Yes.     The Holder may elect repayment as follows:

                          Optional Repayment Date(s):

                          Optional Repayment Price(s):


                          Provisions:

Interest (check one):

                Fixed Rate Note. If this box is checked, the interest rate on
                the Notes shall be      per annum.

            x Floating Rate Note. The Initial Interest Rate on the Notes will be determined on July 11, 2000 for the period commencing July 13, 2000. The Rate of Interest on the Notes shall be calculated as set forth in the Prospectus dated November 22, 1999 and as further described below under "Rate of Interest," using the following terms, as applicable:
              Base Rate:                    Libor
              Index Maturity:               3 Month
              Spread:                       +.65%
              Designated Libor Page:        Libor Telerate, page 3750
              Interest Payment Period:      Quarterly
              Interest Payment Dates:       15th day of each January,  April,
                                            July and October,  commencing
                                            October 15, 2000
              Interest Reset Period:        Quarterly
              Interest Reset Dates:         Same as Interest Payment Dates
              Record Dates:                 15 days prior to each Interest
                                            Payment Date
              Interest Determination Date:  2 Business Days prior to each
                                            Interest Reset Date
 To the extent of any conflict between the terms of the Prospectus and this pricing supplement, this pricing supplement shall govern.

Optional Redemption by the Company

The Notes will be redeemable on the fifteenth day of each month at the option of the Company, in whole, beginning on January 15, 2001, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest on such Notes to the date fixed for redemption.

Notice of Redemption

The Notes will be subject to redemption upon not less than fifteen Business Days prior notice mailed to each holder of Notes to be redeemed at its registered address by first-class mail. This supercedes the provisions with respect to notice of redemption set forth in the Prospectus dated November 22, 1999.

Except as set forth above, the Notes will not be redeemable by the Company prior to maturity.

Rate of Interest

Each Note will bear interest from July 13, 2000, at the rate determined for each Interest Payment Period, in accordance with the Prospectus dated November 22, 1999 and the terms of this pricing supplement. Interest will be payable on each Interest Payment Date.


     The Notes will bear interest at a floating rate, reset for each Interest Payment Period, at a per annum rate (the "Interest Rate") determined by The Bank of New York, or its successor appointed by the Company, acting as calculation agent (the "Calculation Agent") and in accordance with the procedures described in this pricing supplement and the Prospectus dated November 22, 1999.



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